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                                                                   EXHIBIT 12.1


                            SFX ENTERTAINMENT, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES




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
                                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                      PREDECESSOR
                                                            --------------------------------
                                                                1994       1995      1996       1997         1998
                                                            ----------- --------- ----------  --------- ------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
Earnings:
Net income (loss) before provision for income taxes .......   $ 1,417    $  160     $ (409)     $4,304     $ (62,934)
Equity income (loss) from
 investments, net of distributions ........................        73         2         16        (479)        2,809
Interest expense ..........................................       144       144         60       1,590        50,759
Portion of rents representative of an interest factor .....       268       278        291         918         3,533
                                                              -------    ------     ------      ------     ---------
Total earnings ............................................   $ 1,902    $  584     $  (42)     $6,333     $  (5,833)
                                                              =======    ======     ======      ======     =========
Fixed Charges:
Interest expense ..........................................   $   144    $  144     $   60      $1,590     $  50,759
Portion of rents representative of an interest factor .....       268       278        291         918         3,533
                                                              -------    ------     ------      ------     ---------
Total fixed charges .......................................   $   412    $  422     $  351      $2,508     $  54,292
                                                              =======    ======     ======      ======     =========
Ratio of earnings to fixed charges (deficiency in the
 coverage of fixed charges by earnings before fixed
 charges)(a) ..............................................       4.6x      1.4x    $ (393)        2.5x    $ (60,125)
                                                              =======    ======     ======      ======     =========

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(a)        For the purposes of the ratio of earnings to fixed charges, earnings were calculated by adding pretax income, interest expense, amortization of debt issuance costs, and the portion of rents representative of an interest factor. Combined fixed charges consist of interest expense, and the portion of rents representative of an interest factor. For the periods in which earnings were insufficient to cover combined fixed charges, the dollar amount of coverage deficiency, instead of the ratio is disclosed.